Exhibit 10.1

Execution Copy

INVESTOR RIGHTS AGREEMENT

between

ACORN HOLDINGS B.V.

MONDELEZ COFFEE HOLDCO B.V.

and

JDE PEET’S B.V.

For discussion purposes only

Allen & Overy LLP

FOR DISCUSSION PURPOSES ONLY

(i)

THIS AGREEMENT (the Agreement) is made on 25 May 2020,

BETWEEN:

(1)

Acorn Holdings B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands, its office address at Oosterdoksstraat 80, 1011 DK Amsterdam, the Netherlands and registered in the Dutch Commercial Register under number 57582041 (Acorn);

(2)

Mondelez Coffee HoldCo B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands, its office address at Wilhelminakanaal Zuid 110, 4903 RA Oosterhout, the Netherlands and registered in the Dutch Commercial Register under number 62773178 (MDLZ); and

(3)

JDE Peet’s B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid) (to be converted into a public company under Dutch law and renamed JDE Peet’s N.V.), having its official seat in Amsterdam, the Netherlands, its office address at Oosterdoksstraat 80, 1011 DK Amsterdam, the Netherlands, and registered in the Dutch Commercial Register under number 73160377 (the Company).

The parties numbered (1) and (2) are referred to collectively as the Shareholders and individually as a Shareholder. The parties to this Agreement are hereinafter also jointly referred to as the Parties and each individually as a Party.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement, unless where explicitly provided otherwise, capitalised words and expressions have the meanings set out in Schedule 1.

2.	ENTRY INTO EFFECT

Except for clause 1, this clause 2, clause 12.1 and clause 14, which will be effective upon execution of this Agreement, this Agreement will be conditional upon and only enter into effect on the occurrence of the First Trading Date and shall thereafter continue until terminated pursuant to clause 10.

3.	LARGE COMPANY REGIME

The parties acknowledge and agree that (a) the Company will act as the holding company of the Company Group and will not apply the large company regime (structuurregime) and (b) no Group Company will apply the large company regime (structuurregime) unless required to do so under Dutch law (in which case, the parties must agree the manner in which that regime is implemented so as to ensure that their rights set out in this Agreement are preserved and not adversely impacted in any respect.

4.	RELATIONSHIP POST-OFFERING

General

4.1

Except to the extent required to comply with applicable Law, and without prejudice to clause 8.4, the Shareholders shall not (and shall procure that their Affiliates do not) exercise any of their voting or other shareholder rights and powers to procure or vote in favour of any amendment to the Articles of Association that would be inconsistent with any of the provisions of this Agreement.

4.2

For the avoidance of doubt, nothing which a Party is required to do or omit to do to comply with its obligations, or in the exercise or enforcement of any of its rights, under or pursuant to this Agreement shall constitute a breach of this clause 4.

5.	RELATED PARTY TRANSACTIONS

5.1

The Parties acknowledge the importance of, and shall ensure that, Related Party Transactions (as defined in the Related Party Transaction Policy), including transactions between the Company and its subsidiaries, on the one hand, and any Related Party (as defined in the Related Party Transactions Policy) on the other hand, shall be on arms’ length terms and shall be dealt with in accordance with the applicable legal, accounting and disclosure framework. Accordingly, the Company shall on or prior to the point at which MDLZ first holds shares in the Company (the Effective Date) (which is expected to be shortly before the Settlement Date) have adopted the related party transactions policy in the agreed form attached as Schedule 6 (the Related Party Transactions Policy).

5.2

Subject to clause 8.5, an amendment of the Related Party Transactions Policy requires the approval of the Board, including the affirmative vote of at least one Independent Board Member. No amendment of the Related Party Transactions Policy shall be proposed that would contravene, or be contrary to, any provision of this Agreement.

6.	BOARD

Designation rights

6.1

As from the Effective Date, and subject to clauses 6.2, 6.8 and 6.12, MDLZ shall have the right to designate two individuals for nomination by the Board and appointment by the General Meeting as non executive directors on the Board.

6.2

If MDLZ and its Affiliates (taken together) at any time beneficially own less than 8% but greater than 5% of the Shares, then the number of directors on the Board MDLZ shall be entitled to designate shall be reduced to one.

6.3	The first two non-executive directors designated by MDLZ are Nelson Urdaneta and Gerd Pleuhs.

6.4

If a Board member appointed upon the designation of MDLZ resigns or is to be replaced, MDLZ may designate a replacement in writing to the Company (addressed to the attention of the Board). The Board will nominate such replacement for appointment by the next annual General Meeting (or, if earlier, the next extraordinary General Meeting (which the Company shall be obliged to convene for this purpose if MDLZ so requests)) and shall determine that such replacement will temporarily occupy the vacant seat pursuant to the Articles of Association until the appointment by such General Meeting. At each relevant General Meeting, Acorn will vote in favour of the appointments under clause 6.1 and this clause 6.4.

Board Authority matters

6.5

For so long as MDLZ and its Affiliates at any time beneficially own at least 13% of the Shares, each of the matters set forth in Schedule 2 shall be matters that must be considered and resolved upon by the Board at a duly convened meeting of the Board (the Board Authority Matters).

6.6

If at any time, MDLZ and its Affiliates (taken together) beneficially own less than 13% of the Shares but greater than 5% of the Shares, then the Board Authority Matters shall automatically and without any further action be amended to include only the following matters:

(i)

any issuance of shares of the Company or securities convertible or exchangeable for such shares, including options or other equity awards exercisable for such shares (other than options or other equity awards granted to officers or directors of the Company that have been authorized by the Board’s Remuneration, Selection and Appointment Committee or any other special committee authorized to issue such awards);

(ii)	the declaration or payment of (or the proposal to a General Meeting of shareholders of the Company to declare) any dividend or other distribution with regard to any security of the Company;

(iii)	a key transaction having material financial implications for the Company Group, including material mergers and acquisitions;

(iv)	the making of a material change in the nature of the Company Group’s business;

(v)	the adoption or amendment of any strategic business plan or annual budget (or equivalent);

(vi)	the proposal to a General Meeting of shareholders of the Company to appoint or replace the Auditor;

(vii)	the approval of the Company’s annual and semi-annual consolidated financial statements (and any other financial statements released to the public);

(viii)

the approval of a material decision relating to a material portion of the Company Group’s workforce (other than any decision that has been authorized by the any of the Board’s committees duly authorized to take such action); or

(ix)	the approval of a decision which may have a material implication for the reputation of the Company Group;

provided, further, after MDLZ and its Affiliates own less than 5% of the Shares, the Board Authority Matters shall automatically and without any further action be deleted in their entirety (it being noted that the board of the Company will continue to consider those matters required by the Rules and as would generally be considered by the board of a Dutch listed company).

6.7	The Shareholders shall exercise their voting rights in each General Meeting in respect of the appointment and dismissal of members of the Board in such a way as to give effect to this clause 6.

Expiry of the designation right

6.8

If MDLZ and its Affiliates (taken together) at any time beneficially own less than 5% of the Shares then the number of directors on the Board MDLZ shall be entitled to designate shall be reduced to zero.

6.9	If MDLZ’s shareholding falls below a threshold set out in clause 6.2 or 6.8, it shall:

(i)	inform the chairman of the Board thereof in writing within five (5) Business Days thereafter; and

(ii)	procure the prompt resignation of one or both of its designated Board members (as required).

6.10

The Board may resolve, when a position is vacant as a result of a resignation pursuant to clause 6.9, that either (a) a new candidate will be nominated to fill the vacancy, or (b) the vacancy will not be filled and the total number of Board members will be decreased.

6.11	Any designation right that expires as referenced in clause 6.2 or clause 6.8 shall not revive, regardless of any subsequent increase of the Shareholder’s shareholding.

6.12

The Company shall not include the suspension or dismissal of a Board member appointed upon designation by MDLZ on the agenda for a General Meeting of the Company except (i) in case of gross negligence, wilful misconduct, breach of any applicable laws, an official public incrimination, convictions, sanctions by statutory or regulatory authorities (including designated professional bodies), fraud or a serious suspicion of fraud, or seriously culpable acts (ernstig verwijtbaar handelen) that (x) is supported by evidence and (y) relates to the Company or might reasonably be expected to bring the Company into disrepute or (ii) when this has explicitly been requested by shareholder(s) of the Company in accordance with Section 2:114a of the Dutch Civil Code, provided that the Company shall not serve any notice on a Board Member appointed by the Shareholder without consulting, in good faith, with the Shareholder that appointed such Board Member, taking into consideration, in good faith, any such arguments that the Shareholder may raise opposing such suspension or dismissal prior to taking any decision on such matters. The period of consultation shall be determined by the Board, and shall not be less than 90 days and shall not exceed 180 days. Notwithstanding the above, Acorn will not, and will procure that none of its Affiliates holding Shares will, make any request of the kind referred to in (ii) above or vote in favour of suspension or dismissal of any Board member nominated by MDLZ, except in the cases referred to in (i) above where the relevant behaviour is specific to that Board member (rather than related to the Board or a Board committee generally).

Board Committees

6.13	In addition to any other committees which the Board may have from time to time, the Board will have (i) an audit committee and (ii) a selection, appointment and remuneration committee.

6.14	The Company shall ensure that at all times:

a.	each of the Board committees will consist of at least three (3) members;

b.	after MDLZ ceases to have any rights under clause 6.16, the chairman of the audit committee shall be independent within the meaning of the Dutch Corporate Governance Code; and

c.	the chairman of the Board shall not act as chairman of the audit committee or the selection, appointment and remuneration committee.

6.15	MDLZ shall be represented by one of its designees in all committees of the Board that may be instituted by the Company to the maximum extent allowed under the Rules.

6.16

For so long as MDLZ may designate two members of the Board, to the extent allowed under the Rules, MDLZ shall be entitled to designate the chair of the audit committee of the Company. If that is not allowed under the Rules, then MDLZ shall nominate a member of the Board who is independent under the Rules as chair of the Audit Committee, provided that if at any time thereafter, MDLZ is allowed to designate the chairman under the Rules, then it shall be entitled to replace the then serving chairman with its designee.

Governance and Concert

6.17

Subject to clause 6.7, Acorn and MDLZ may prior to a General Meeting from time to time choose to consult each other and to co-ordinate the exercise of the voting rights attaching to the Shares held by them (and their Affiliates) from time to time in such General Meeting, without being required to agree with each other in each case on the way such voting rights are exercised.

6.18

Each of Acorn and MDLZ acknowledges and agrees that the Dutch public offer rules as laid down in the Dutch Financial Supervision Act (Wet op het financieel toezicht) (the FSA) will, as of the First Trading Date, be applicable to the Company and its shareholders. As Acorn and MDLZ will continue to have a combined Voting Interest of more than 30% on the First Trading Date and have made the agreements set out in clause 6.7, Acorn and MDLZ agree to be deemed to jointly have substantial control (gezamenlijke overwegende zeggenschap) over the Company within the meaning of the FSA and agree to remain qualified as concert parties (in overleg handelende personen) (each a Concert Party and together, a Concert) from the First Trading Date. On this basis, Acorn and MDLZ as well as their ultimate Controlling persons, benefit from the exemption from the Dutch mandatory offer requirement as laid down in article 5:71 sub 1(i) of the FSA.

6.19

Each of Acorn and MDLZ furthermore acknowledges and agrees that if, after the First Trading Date, a Third Party acquires Control over it and this Agreement is still in effect, such Third Party may be deemed to acquire indirect substantial control (overwegende zeggenschap) over the Company. If such a scenario where such Third Party does acquire indirect substantial control (overwegende zeggenschap) over the Company, the exemption from the Dutch mandatory offer requirement laid down in article 5:71 sub 1(i) of the FSA that is available to Acorn and MDLZ as well as their ultimate Controlling persons from the First Trading Date, shall not be available to such Third Party acquiring control. Therefore, the occurrence of a Change of Control in relation to Acorn or MDLZ that results in a Third Party acquiring indirect substantial control (overwegende zeggenschap) over the Company will result in immediate and automatic termination of the Concert and clauses 6.17 to 6.22 and of clause 6.7, unless maintaining clause 6.7 does not create a requirement for Acorn or MDLZ jointly or individually to make a public offer (openbaar bod) for any equity securities in the Company in accordance with the Dutch mandatory takeover rules (a “Mandatory Offer”). For the purposes of this clause 6.19, Change of Control shall mean a Third Party obtaining an interest or position in Acorn or MDLZ (whether directly or indirectly) which allows this Third Party to exercise Control over how Acorn or MDLZ votes its Shares. Each of Acorn and MDLZ shall notify the other promptly after the occurrence of a Change of Control in respect of itself.

6.20

Each of Acorn and MDLZ also acknowledges and agrees that if during the term of this Agreement their combined Voting Interest drops below 30% for whatever reason, they will no longer benefit from the exemption from the Dutch mandatory offer requirement as laid down in article 5:71 sub 1(i) of the FSA (even if this Agreement is still in force), including in case Acorn and MDLZ’s combined Voting Interest is subsequently increased above 30%. Therefore, Acorn and MDLZ’s combined Voting Interest dropping below 30% will result in immediate and automatic termination of the Concert and clauses 6.17 to 6.22.

6.21

Each of Acorn and MDLZ acknowledges and agrees that as a result of the Concert, they are required under section 5.3 of the FSA to notify their holdings in the Company on a combined and aggregated basis to the AFM. Against this background, each of Acorn and MDLZ will promptly inform the other after having entered into any transaction in securities in relation to the Company, and each will provide the other with details that are reasonably required to jointly assess whether notification in accordance with section 5.3 of the FSA must be made that one or more of the applicable notification thresholds has been reached or crossed.

6.22

If Acorn or MDLZ or any of their respective Affiliates (whether acting alone or as a part of a consortium) makes a public offer for any equity securities in the Company (whether voluntarily or as a Mandatory Offer), announces its intention and/or the requirement to launch such an offer, or does anything (or omits to do anything) that creates a requirement for Acorn or MDLZ jointly or individually to make a Mandatory Offer, this will result in the immediate and automatic termination of the Concert and clauses 6.17 to 6.22 of clause 6.7 (unless maintaining clause 6.7 does not create a requirement for MDLZ jointly or individually to make Mandatory Offer) and of clause 8. For avoidance of doubt this clause 6.22 shall not prevent Acorn and MDLZ from effecting or cooperating with a Change of Control over itself.

7.	INFORMATION

7.1

The Company shall provide to a Shareholder (a) within 60 days after the end of each fiscal year, the consolidated financial results for the Company Group for such fiscal year (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income) plus reconciliation from IFRS to US GAAP to the extent required to satisfy the public reporting requirements of any member of that Shareholder’s Shareholder Group; provided, that such reconciliation shall be performed at such Shareholder’s sole cost (or the Shareholders’ joint cost if they both need such reconciliation), (b) promptly upon availability, the annual accounts of each member of the Company Group (except where such accounts or audits are not legally required), (c) within 30 days after the end of each fiscal quarter, interim unaudited consolidated condensed financial results of the Company Group (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income) plus reconciliation from IFRS to US GAAP to the extent required to satisfy the public reporting requirements of any member of that Shareholder’s Shareholder Group; provided, that such reconciliation shall be performed at such Shareholder’s sole cost (or the Shareholders’ joint cost if they both need such reconciliation), and (d) within such time as it is requested, such other financial information or documents in the possession of the Company and any of its Subsidiaries as such Shareholder may reasonably request in writing in connection with the preparation of the Shareholder Public Filings of any member of that Shareholder’s Shareholder Group. MDLZ and the Company may agree from time to time the approach to be taken by Mondelēz International for reporting Company financial information in its Shareholder Public Filings in order to ensure compliance with Mondelēz International’s reporting obligations and the Rules.

7.2

The Company and each Shareholder will coordinate the timing of their respective releases for as long as the information relating to the Company as shown in the Shareholder Public Filings of any member of that Shareholder’s Shareholder Group is material to the Company share price, subject always to the reporting obligations of any member of that Shareholder’s Shareholder Group.

7.3

The Company shall cooperate, and use its reasonable best efforts to cause the Auditor to cooperate, with a Shareholder to the extent reasonably requested in writing by such Shareholder in the preparation of the Shareholder Public Filings of any member of that Shareholder’s Shareholder Group. The Company agrees to use its reasonable best efforts to provide to such Shareholder all information that such Shareholder reasonably requests in writing in connection with any Shareholder Public Filings of any member of that Shareholder’s Shareholder Group that, in the reasonable judgment of such Shareholder upon consultation with its legal counsel, is required to be disclosed or incorporated by reference therein under any Rules (including any stock exchange rules applicable to the relevant member(s) of that Shareholder’s Shareholder Group). The Company shall use its reasonable best efforts to provide such information to enable each Shareholder to prepare and release all Shareholder Public Filings of any member of that Shareholder’s Shareholder Group on a timely basis. To the extent required in such filing, the Company shall use its reasonable best efforts to cause the Auditor to consent to any reference to them as experts in any Shareholder Public Filings required under the Rules (including any stock exchange rules applicable to the relevant member(s) of that Shareholder’s Shareholder Group). The Company shall procure that the Auditor will provide an audit opinion to the Shareholder’s external auditors (or those of any member of its Shareholder Group) on the Company’s financial statements for each 12-month period beginning on each 1 October and ending on 30 September in the following calendar year; provided, that such audit opinion shall be prepared at such Shareholder’s sole cost.

7.4

The Company will, within 25 days after the end of each fiscal quarter, make the Company’s controller available for a discussion with a Shareholder with regards to updates to the Company’s business and financial results with respect to such fiscal quarter.

7.5

Information will be provided to all members of the Board equally (including the Company directors representing Shareholders), except to the extent prohibited under the Rules, and the Company directors representing Shareholders may share that information with the relevant Shareholder to the extent necessary to allow it to monitor and evaluate its participation in the Company; provided, that such Shareholder shall enter into a customary confidentiality agreement with the Company.

8.	ARTICLES OF ASSOCIATION, BOARD RULES, KOREA PROTOCOL AND RELATED PARTY TRANSACTION POLICY

8.1	The Parties shall procure that the Articles of Association will, on or prior to the First Trading Date, be amended into the agreed form, which is attached hereto as Schedule 3.

8.2

The Parties agree that on or prior to the First Trading Date the Board will adopt (1) the Board Rules and (2) the Korea Protocol in each case in the agreed form attached hereto as Schedule 4 and 5 respectively.

8.3

An amendment of the Articles of Association or the Board Rules can be made in accordance with the Rules and as described in the relevant document. However, no amendment of the Articles of Association or the Board Rules shall be proposed by a Party that would contravene, or be contrary to, any provision of this Agreement. The Parties shall exercise their rights in a manner consistent with this Clause 8.3.

8.4

The Parties shall do all that is reasonably possible to achieve an amendment of the Articles of Association and/or the Board Rules if and to the extent such documents contravene, or are contrary to, or inconsistent with, any provision of this Agreement, including, in the case of each Shareholder, exercising its voting or other shareholder rights and powers to do so (and procuring that any of its relevant Affiliates do the same).

8.5

For so long as MDLZ is entitled to designate at least one director to the Board, the Company shall not amend or terminate the Related Party Transaction Policy or the Korea Protocol (the Policies) without MDLZ’s prior written consent, such consent not to be unreasonably withheld in the case of an amendment required by the Rules; thereafter, the Policies can be amended or terminated as permitted by the Rules.

9.	ORDERLY MARKET ARRANGEMENTS

Sell Down

9.1

At any time after the Lock-up Period, each Shareholder (and any transferee pursuant to a transfer permitted under clause 13.1) is entitled to sell, transfer or otherwise dispose of any number of Shares, in the open market, through a private sale or otherwise (a Sell Down).

9.2

Subject to clause 9.2 and the remainder of this clause 9.2, so long as both Acorn and MDLZ have at least one representative serving as a member of the Board, if a Shareholder has a bona fide intention to execute a Sell Down in accordance with clause 9.1 (the Selling Shareholder), the Selling Shareholder shall notify the other Shareholder (the Non-Selling Shareholder) in writing of that intention (an Intent to Sell Notice) at least two Business Days’ in advance of that Sell Down.

If the Selling Shareholder gives a bona fide Intent to Sell Notice, the Non-Selling Shareholder may not sell any Shares from receipt of that notice until the earlier of (a) the fifth Business Day following receipt of that notice and (b) the time at which the Selling Shareholder sells the Shares to which that notice relates. For this purpose, the Selling Shareholder shall notify the Non-Selling Shareholder promptly of the consummation of such sale.

Once the Selling Shareholder sells the Shares to which the notice relates, it may not serve another Intent to Sell Notice for five Business Days after the date of that sale.

If the Selling Shareholder has not sold all the Shares to which notice relates within 10 Business Days following receipt by the Non-Selling Shareholder of a Intent to Sell Notice:

a.	the Non-Selling Shareholder shall be entitled to assume that the Sell Down will not take place; and

b.	the Selling Shareholder may not serve another Intent to Sell Notice for five Business Days after the expiry of that 10 Business Day period.

The Non-Selling Shareholder shall keep any notice received under this clause 9.2 confidential.

Following receipt of an Intent to Sell Notice, the Non-Selling Shareholder may notify the Selling Shareholder that it does not wish to receive any further information about the proposed Sell Down to which that notice relates. If the Non-Selling Shareholder does so, the Selling Shareholder must not provide any such information to the Non-Selling Shareholder, other than to notify the Non-Selling Shareholder of the consummation of a sale as required by this clause 9.2 or otherwise as the Non-Selling Shareholder requests.

9.3	Clause 9.2 shall not apply to the extent that a Shareholder (or relevant transferee) sells, transfers or otherwise disposes of Shares:

a.	by way of acceptance of a public takeover offer, merger or similar business combination in respect of all of the issued Shares;

b.	by way of acceptance of a partial public takeover offer in respect of part of the Shares as permitted by Dutch law;

c.	to a Permitted Transferee (as defined in clause 13.1);

d.

pursuant to a compromise or arrangement between the Company and its creditors or any class of them or between the Company and its members or any class of them, in each case which is agreed to by the creditors or members of the Company; or

e.	where required by law or competent governmental authority.

9.4	Clauses 9.1 to 9.2 confer rights and obligations on the Shareholders only. In particular, the Company will have no rights or obligations arising out of these clauses.

9.5

The Company will cooperate with the selling Shareholder(s) to optimise any Sell Down, including but not limited to (a) providing reasonable access to information required for a due diligence and drafting of any required documentation, (b) providing assistance in obtaining regulatory, stock exchange and other approvals required for a Sell Down and (c) being a party to an underwriting agreement containing customary provisions.

9.6	Each Party shall ensure that any Sell Down, including communication relating to a Sell Down, will be conducted in compliance with applicable law, including the Market Abuse Regulation.

9.7	The Company cannot be required to apply for a secondary listing of the Shares.

Costs and expenses

9.8

All fees and expenses in connection with a transfer of Shares by a Shareholder, including all fees and external expenses incurred by the Company in connection with the preparation of such transfer (including but not limited to the preparation of a prospectus) and fees properly incurred by book runner(s) and their legal advisers (if any), will:

(a)

if the Company does not issue any Shares in conjunction with such transfer (nor transfer Shares held in its own capital), be borne by the selling Shareholder(s) proportionate to the number of Shares issued or transferred by each of them; or

(b)

if the Company issues or transfers Shares in conjunction with such transfer, be shared pro rata by the Company and the selling Shareholder(s), proportionate to the number of Shares issued or transferred by each of them, in either case, except for any fees and external expenses of the bookrunner appointed at the instruction of the Company, which will be borne by the Company to the extent such fees and external expenses are additionally incurred as a result of such appointment.

10.	TERM AND TERMINATION

Subject to this Agreement becoming effective pursuant to clause 2, this Agreement (except for Schedules 2 to 4 (inclusive), which remain in full force and effect unless amended in accordance with their terms), shall:

(a)

cease to bind a Shareholder that no longer holds, alone or together with any of its Affiliates, a direct or indirect interest in any Shares, and cease to bind the Company with respect to such Shareholder; and/or

(b)	terminate if the Settlement Date has not occurred before 31 December 2020,

in each case without prejudice to rights and obligations accrued prior to such cessation or termination, and subject to clauses 1, 12.2 and 14 (inclusive) remaining in force.

11.	TAX

11.1

The Company, Acorn, MDLZ and their respective tax advisers shall work cooperatively together, in good faith, to seek to mitigate all tax effects for each of them (and their respective Affiliates) in connection with the Company Group (including paying dividends from Jacobs Douwe Egberts B.V. and its subsidiaries and Peet’s Coffee and Tea Holdco, Inc. and its subsidiaries to the Company, and structuring transactions).

11.2

The Company shall assist, and shall use its reasonable best efforts to cause the Company’s and any of its subsidiaries’ external tax advisors to assist, a Shareholder in preparing any tax return (including, but not limited to, Form 5471) that such Shareholder is required to file with respect to the Company or any other member of the Company Group, and shall provide such Shareholder with such related information as such Shareholder reasonably requests, within such time as it is requested.

12.	NOTICES

12.1

All communications and notices required or permitted by this Agreement (a Notice) shall be in writing and sent by registered mail, courier or e-mail to the following addresses. A Party may change its notice details by giving not less than 5 Business Days written notice of the changes to the other Parties.

If to the Company:
JDE Peet’s B.V. / JDE Peet’s N.V. (as appropriate)
Attn. Anne-Marie Poliquin
Oosterdoksstraat 80
1011 DK Amsterdam
The Netherlands
E-mail: [*]

If to Acorn:
Acorn Holdings B.V.
Attn. Joachim Creus
Oosterdoksstraat 80
1011 DK Amsterdam
The Netherlands
E-mail: [*]

If to MDLZ:
Mondelēz Coffee HoldCo B.V.
Attn. Gerd Pleuhs
Wilhelminakanaal Zuid 110
4903 RA Oosterhout
The Netherlands
E-Mail: [*]

12.2	Deemed Delivery

Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a)	delivered personally or sent by courier, when left at the address referred to in clause 12.1

(b)	sent by pre-paid recorded delivery, at 9:30 a.m. on the second Business Day after posting it;

(c)	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and

(d)

sent by email, when the email is sent to the applicable email address set out in clause 12.1, provided that no notification of non-delivery is received and (subject to the following sentence) a copy of the Notice is sent by another method referred to in this clause 12.2 within two Business Days of sending the email. If the sender receives an acknowledgement of receipt (by email) from a recipient of the Notice before the sender sends a copy of the Notice to that recipient by another method, the sender is not required to send a copy of the Notice to that recipient by another method.

Any Notice given outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place where Working Hours means 9:30 a.m. to 5:30 p.m. on a Business Day.

Each party will instruct the individuals whose email addresses are set out in clause 12.1 (or otherwise to whom notices are to be sent by email from time to time) to acknowledge receipt of any notice receive by email within one Business Day of receipt.

13.	MISCELLANEOUS

No Assignment

13.1

This Agreement is personal to the Parties and accordingly a Party may not assign, transfer or encumber (goederenrechtelijk onoverdraagbaar en niet te bezwaren), in accordance with Section 3:83 paragraph 2 of the Dutch Civil Code, grant any security interest over or create any trust in respect of, or purpose to assign, transfer, grant any security interest over or create any trust in respect of any rights or obligations arising under this Agreement without the prior written consent of the other Parties, in respect of which each Party may decide in its own discretion, provided that each Shareholder may freely assign or transfer its rights and obligations under this Agreement to a member of its Shareholder Group (each a Permitted Transferee), but only together with all or part of its Shares and provided such new holder of Shares shall become a party to this Agreement by entering into a deed of adherence and that if such new holder ceases to be a member of the transferring Shareholder’s Shareholder Group, it shall transfer the shares back to the transferring Shareholder or to another member of the same Shareholder Group prior to such cessation. For purposes of calculation of the percentages under clauses 6.2, 6.5, 6.6, 6.8, 6.16, 6.18 and 6.20, the Shares held by any Permitted Transferee shall be deemed to be held by the Shareholder that transferred its Shares to such Permitted Transferee.

Costs and expenses

13.2	Unless explicitly provided otherwise in this Agreement, the Parties shall each bear their own costs, charges and expenses incurred in relation to this Agreement.

No rescission

13.3

Each Party hereby waives, to the extent permitted by law, the right to partially or wholly rescind (ontbinden) or partially or wholly nullify (vernietigen) or otherwise terminate this Agreement. The Parties hereby agree to exclude the applicability of Section 6:230, paragraph 2 of the Dutch Civil Code.

Several and not joint liability

13.4

Any provision of this Agreement which is expressed to bind more than one person shall bind them severally and not jointly or jointly and severally, unless it is expressly provided otherwise. Breach of this Agreement by one Party shall not constitute a breach of this Agreement by another Party.

Severability

13.5

If a provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound by the remaining provisions. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of this Agreement.

No implied waiver

13.6	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or a notice to that effect has been given.

13.7	The failure of a Party to exercise or enforce any right under this Agreement shall not constitute a waiver of the right to exercise or enforce such right in the future.

Entire agreement

13.8

This Agreement, together with any documents referred to herein, contains the entire agreement between the Parties relating to its subject matter and replaces and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

Amendment

13.9	Any amendment or variation of this Agreement is not valid unless and until it is in writing and has been signed by or on behalf of all Parties.

Counterparts

13.10

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by signing any such counterpart.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	This Agreement and obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of the Netherlands.

14.2	The Parties agree that (i) the Board and/or (ii) the Independent Board Members acting jointly may enforce this Agreement on behalf of the Company.

14.3

Any dispute arising out of or in connection to this Agreement (including any disputes relating to any non-contractual obligations arising out of or in connection with this Agreement) must be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal shall be composed of three arbitrators in accordance with those rules. The place of arbitration will be Amsterdam, the Netherlands. The proceedings will be conducted in the Dutch language. The arbitrators must make their decision in accordance with the rules of law.

– signature page to follow –

– Signature page investor rights agreement –

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated on the first page of this Agreement.

/s/ P.J. Merkus
Mondelez Coffee HoldCo B.V.
By: P.J. Merkus
Its: Authorized Representative

/s/ J.J.B.C. Creus
Acorn Holdings B.V.
By: J.J.B.C. Creus
Its: Authorized Representative

/s/ L. Burgers	/s/ L.J. Hoogeveen
JDE Peet’s B.V.	JDE Peet’s B.V.
By: L. Burgers	By: L.J. Hoogeveen
Its: Managing Director	Its: Managing Director

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the following meanings:

Affiliate	means, in relation to a person, any parent, subsidiary or any other subsidiaries of any such parent and any other person which Controls, is Controlled by or is under common Control with such person, but excluding any Group Company in the case where such person is a Shareholder

Agreement	means this investor rights agreement

Articles of Association	means the articles of association of the Company, in the agreed form set out in Schedule 3, as amended from time to time

Auditor	the Company’s independent registered auditor

Board Authority Matters	has the meaning given to it in clause 6.5

Board	means the one-tier board (raad van bestuur) of the Company

Board Rules	means the rules of the Board in the agreed form set out in Schedule 4, as amended from time to time

Business Day	means a day on which banks are open for business in Amsterdam and New York (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays)

Company	JDE Peet’s B.V., (to be converted into a public company under Dutch law and renamed JDE Peet’s N.V. as of Settlement)

Company Group	means the Company and its subsidiaries from time to time

Control

means the power of a person (or persons acting in concert) to secure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that person (or persons acting in concert) including by means of:

(a) in the case of a company, being the beneficial owner of more than 50% of the issued share capital of or of the voting rights in that company, or having the right to appoint or remove a majority of the directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the articles of association, shareholders’ agreement or any other document regulating the affairs of that company; or

(b) in the case of a partnership, being the beneficial owner of more than 50% of the capital of that partnership, or having the right to control the composition of or the votes of the majority of the management of that partnership by virtue of any powers conferred by the partnership agreement or any other document regulating the affairs of that partnership, and Controlling and Controlled shall be construed accordingly. For these purposes, “persons acting in concert”, in relation to a person, are persons which actively co-operate pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining, maintaining or consolidating Control of that person

Dutch Corporate Governance Code	means the Dutch corporate governance code dated 8 December 2016, as amended from time to time

Euronext Amsterdam	means Euronext in Amsterdam, a regulated market operated by Euronext Amsterdam N.V.

Financial Year	means, in relation to the Company, a financial accounting period of 12 months starting on 1 January and ending on 31 December

First Trading Date	means the date that trading in the Shares on an as-if-and-when-delivered basis starts on Euronext Amsterdam

General Meeting	means a general meeting of shareholders of the Company, including any annual general meeting

Governance Policy	means the Related Party Transactions Policy, the Korea Protocol and any policy of the Company published on the website of the Company on the Settlement Date

Governmental Authority	means any foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign

Group Company	means any company in the Company Group

Independent Board Member	means a Board member who is considered to be independent in accordance with best-practice provision 2.1.8 of the Dutch Corporate Governance Code

Law	means all civil and common law, statue, subordinate legislation, treaty, regulations, directive, decision, by-law, ordinance, code, order, decree, injunction or judgment of any government, quasi-government, statutory, administrative ore regulatory body, court or agency

Lock-Up Period	means the 180 day period following Settlement in relation to which the Shareholders will undertake towards the underwriters of the Offering not to transfer any Shares to a third party

Market Abuse Regulation	means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse

Mondelēz International	means Mondelez International, Inc.

Notice	has the meaning given to it in clause 12.

Offering	means the initial public offer of existing Shares by the Shareholders

Party	means a party to this Agreement, including, for the avoidance of doubt, a new holder of Shares who becomes a party to this Agreement in accordance with clause 13.1

Permitted Transferee	has the meaning given to it in clause 13.1

Prospectus	means the Company’s prospectus with respect to the Offering dated on or around the date of this Agreement

Rules	all laws and regulations, including the Dutch Corporate Governance Code and stock exchange rules applicable to the Company

Sell Down	has the meaning given to it in clause 9.1

Settlement	means payment (in euro) for, and delivery of, the Shares offered in the Offering

Settlement Date	means the date on which Settlement occurs, which is expected to be on or about 8 April 2020, subject to acceleration or extension of the timetable for the Offering

Shareholder	means Acorn or MDLZ (collectively referred to as the Shareholders)

Shareholder Group	means the respective subsidiaries and group companies of a Shareholder, excluding any member of the Company Group

Shareholder Public Filings	public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made with the SEC or any other Governmental Authority (or required to be made by any Governmental Authority), including unaudited quarterly financial statements and annual audited financial statements

Shares	means the issued ordinary shares in the share capital of the Company from time to time, for the avoidance of doubt excluding treasury shares

Third Party	shall mean, any person (or group) that is neither a Party or an Affiliate of a Party nor a member of the Company Group

Voting Interest	of a Party at a particular time shall mean the aggregate number of votes exercisable at a General Meeting by such Party and its Affiliates, including votes exercisable by such Party and its Affiliates pursuant to a power of attorney, transfer of voting rights or otherwise

2.	In this Agreement, unless specified otherwise:

(a)

(i) a subsidiary of an undertaking (A) is to any other undertaking, the business affairs of which can be directed by A either directly or indirectly, alone or together with group entities, through the exercise or non-exercise of any voting power in any meeting of shareholders or in any meeting of managing directors (bestuur) or supervisory directors (raad van commissarissen) (if any) or managers or otherwise, whether by agreement or otherwise; and (ii) a parent of an undertaking (B) is to any other undertaking who can direct the business affairs of B either directly or indirectly, alone or together with group entities, through the exercise or non-exercise of any voting power in any meeting of shareholders or in any meeting of managing directors (bestuur) or supervisory directors (raad van commissarissen) (if any) or managers or otherwise, whether by agreement or otherwise; (iii) a parent shall be treated as the parent of undertakings in relation to which any of its subsidiaries are, or are to be treated, as parents, and references to subsidiaries shall be construed accordingly; and (iv) a wholly owned undertaking of another undertaking (C) includes an undertaking that C would own 100% of the shares or voting rights in, but for that undertaking having one or more nominee shareholders for legal, regulatory or administrative reasons;

(b)	a clause or Schedule means a clause (including all subclauses), a recital or a schedule in or to this Agreement;

(c)

the recitals and Schedules form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and a reference to this Agreement includes the recitals and Schedules;

(d)	the headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or of any provisions thereof;

(e)

legal terms refer to Dutch legal concepts only; references to legal terms or concepts apply even where the concept referred to by such term does not exist outside the Netherlands and, if necessary, shall include a reference to the term in that jurisdiction outside the Netherlands that most approximates the Dutch term;

(f)	the words include, includes and including shall be deemed to be followed by the phrase without limitation and interpreted accordingly; and

(g)	the singular includes the plural and vice versa, and use of one gender includes any other.

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